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                                                                    EXHIBIT 99.1

                                                                    News Release
FOR FURTHER INFORMATION:
John Roberson                       Fred Nachman
Media Relations                     Marjan Communications Inc.
(248) 644-7110                           (312) 867-1771


FOR IMMEDIATE RELEASE



                        MALAN REALTY INVESTORS ANNOUNCES
                       CASH DIVIDEND DISTRIBUTION FOR 2002


         BINGHAM FARMS, MICH., SEPTEMBER 9, 2003 - MALAN REALTY INVESTORS, INC. (NYSE: MAL), a self-administered real estate investment trust (REIT), today announced it has declared a cash dividend for the year ended December 31, 2002. The distribution will be made in order to maintain the company's status as a real estate investment trust (REIT) under federal tax laws.

         The dividend of 51 cents per share was declared September 9, 2003 and will be paid September 30, 2003 to shareholders of record on September 19, 2003. The dividend is based on the company's 2002 taxable income of $2.6 million. Malan currently has approximately 5.1 million common shares outstanding.

         Malan Realty Investors, Inc. owns and manages properties that are leased primarily to national and regional retail companies. In August 2002, the company's shareholders approved a plan of complete liquidation. The company owns a portfolio of 36 properties located in eight states that contains an aggregate of approximately 3.2 million square feet of gross leasable area.

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         Safe Harbor Statement: This news release may contain forward-looking statements. Although the company believes that the statements and projections are based on reasonable assumptions, actual results may differ from those projected. Key factors that could cause actual results to differ materially include uncertainties regarding the length of time required to sell the company's properties and execute its plan of liquidation and expenses incurred during the liquidation period, changing market conditions affecting the sales price of the company's properties, the disproportionate effect of changes in proceeds from property sales on liquidating distributions due to the company's capital structure, the cost of litigation in which the company is involved, bankruptcies and other financial difficulties of tenants, the cost of addressing environmental concerns, unforeseen contingent liabilities, and other risks associated with the commercial real estate business, as detailed in the company's filings from time to time with the Securities and Exchange Commission. Many of these factors are beyond the control of the company. Malan does not undertake to update these forward-looking statements.

         News releases for Malan Realty Investors are available on the company's Web site at www.malanreit.com or in the Company News section on the PR Newswire Web site at www.prnewswire.com.


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